Exhibit 10.10

DATED: December 19, 2008

CONTRACT OF EMPLOYMENT

Table of Contents

1	Start Date Conditionality and Continuous Employment	1

2	Job Title	1

3	Duties and Term	1

4	Place of Work	2

5	Hours of Work	2

6	Salary	2

7	Holidays	4

8	Other Benefits	5

9	Life Assurance Cover	7

10	Equity Awards	7

11	Sickness and Injury	8

12	Restrictions on other Activities	8

13	Confidential Information	9

14	Protected Disclosures	10

15	Intellectual Property	10

16	Termination of Employment	11

17	Garden Leave	12

18	Restrictions after Termination of Employment	13

19	Miscellaneous	15

20	Obligations on Termination and otherwise	16

21	Change of Control	16

22	Disciplinary Policy and Grievance Policy	19

23	Data Protection Act 1998	19

24	Conditions Precedent to this Contract of Employment	20

25	Contracts (Rights of Third Parties) Act 1999	20

26	Collective Agreements	20

27	Statutory Particulars	20

28	Whole Agreement	20

29	Governing Law	20
     i

CONTRACT OF EMPLOYMENT
This Contract of Employment is made on 19th December 2008 between:
(1)	Claire’s Accessories UK Limited (the “Company”) whose registered company number is: 03115188 and whose registered office is Unit 4 Bromford Gate, Bromford Lane, Birmingham, B24 8DW; and

(2)	Kenneth Wilson of 12 Forrest Avenue, Aberdeen, AB15 5TG (“you”).
This Contract sets out the terms on which you are employed by the Company.
1	Start Date Conditionality and Continuous Employment

1.1	Your employment will begin on 18 January 2009 (the “Commencement Date”).

1.2	Your period of continuous employment with the Company will begin on the “Commencement Date”.

1.3	In the event that your employment hereunder has not commenced by 18 January 2009 for any reason whatsoever, then the condition precedent to this Contract of Employment shall not have been fulfilled and this Contract of Employment shall fall away and be of no effect and without any liability on the part of the Company.

1.4	You hereby warrant and confirm that you are not prevented from accepting this role or from performing fully your duties under this contract by any obligation, duty or restriction owed to any other person whomsoever or whatsoever, contractual or otherwise, and that you are legally able to live and work in the UK.

1.5	This Contract of Employment shall be for an initial fixed period of 2 years from the Commencement Date (“Initial Term”) but shall be terminable in accordance with clause 16 below.

2	Job Title

Your job title is President, Claire’s Europe. You will report to the Chief Executive Officer for the time being of Claire’s Stores Inc. (“CEO”) and/or the Chairman of the Board of Claire’s Stores Inc. and/or, always commensurate with your role and status in the Company, such other designee as is appropriate.

3	Duties and Term

3.1	During your employment you shall:-
3.1.1	devote the whole of your time, attention and abilities to the business of the Company;

3.1.2	faithfully and diligently exercise such powers and perform such duties and hold such offices within the Company and/or any Affiliate as may from time to time be assigned to you;

3.1.3	comply with all reasonable and lawful directions given to you, including undertaking additional duties from time to time;

3.1.4	comply with all the Company’s rules, regulations, policies and procedures from time to time in force;

3.1.5	use your best endeavours to promote, protect, develop and extend the business(es) of the Company and of the Affiliates.
3.2	This Contract of Employment shall be for the Initial Term set out at clause 1.5 above and thereafter for an indefinite term if neither party confirms termination on expiry of such fixed term but where such confirmation is subject to notice in accordance with clause 16 below.

4	Place of Work

4.1	You will be based at the Company’s principal office in the UK from time to time currently, Unit 4, Bromford Gate, Bromford Lane, Birmingham, England and you are required to work at such other location(s), whether on a temporary or permanent basis, as may be from time to time be necessary or desirable for the proper performance of your duties hereunder or as otherwise notified to you in writing.

4.2	You are required to travel, in order fully to perform your duties hereunder, on a worldwide basis and you agree that this travel forms part of your duties.

4.3	It is not currently anticipated that you will be required to work outside the UK for continuous periods of more than 1 month. In such event, if at all, as much notice as is practicable will be given to you.

5	Hours of Work

5.1	The Company’s normal hours of work are 8.30 am to 5.30 pm Monday to Friday, and you are required to work such hours together with such further hours (without additional pay) as may be necessary or desirable in order for you fully to discharge your duties hereunder. You are expected to exercise personal professional judgment in determining the number of hours you need to work and you are overall expected to work such hours as enable you to deliver your obligations to the satisfaction of the Chief Executive Officer for the time being of Claire’s Stores Inc. and/or such other person as may be notified to you in writing from time to time.

5.2	As an autonomous decision-maker you agree that the limit on average weekly working hours specified in Regulation 4(1) of the Working Time Regulations 1998 (the “Regulations”) does not apply to your employment hereunder.

6	Salary

6.1	Your gross basic salary is £365,000 per annum (“Base Salary”), accruing on a daily basis. You have the opportunity, initially prior to the commencement of your employment hereunder or, in future at least 2 weeks prior to each anniversary of the Commencement Date (and for the avoidance of doubt, it is and will remain your responsibility to make such election (as indicated below) in a timely manner and not later than as indicated above), to make an irrevocable election for a salary sacrifice of up to a maximum of £50, 000 per annum from Base Salary to a personal pension plan of your choice. For the avoidance of any doubt, any election must be made by you prior to the anniversary of the Commencement Date so that your election is made prior to the year in which you become entitled to the Base Salary for that year. If you wish to take advantage of such opportunity, it is your responsibility to ensure that all appropriate documentation is completed and is completed at the appropriate time in order validly to effect the salary sacrifice that you wish to make, and the Company accepts no responsibility whatsoever for any failure on your part so to do. In the event that any such documentation or the timing of such documentation is not completed so as fully to give effect to your wish in this regard, you are fully responsible for any resulting tax and/or National Insurance liability together with all interest and/or penalties thereon and shall fully indemnify the Company, on demand, in respect of the same. In the event that you make a salary sacrifice then gross annual salary shall be reduced by the amount of such salary sacrifice but Base Salary shall continue to be the unreduced annual sum for the purposes of the remaining parts of this Contract of Employment.

6.2	Base Salary (less any lawful deductions or withholdings including, without limitation, deductions or withholdings on account of United Kingdom income tax or national insurance contributions (or equivalent income tax or social security contributions under the laws of any relevant jurisdiction)) will be paid monthly in arrears on or about the last day of each calendar month.

6.3	Subject as hereinafter provided, for financial year ending 30 January 2010, you will receive a guaranteed bonus of £365,000 (less any lawful deductions or withholdings including, without limitation, deductions or withholdings on account of United Kingdom income tax or national insurance contributions (or equivalent income tax or social security contributions under the laws of any relevant jurisdiction)). Save that in the case only of guaranteed bonus and not any other bonus, you shall be entitled to such guaranteed bonus unless, as of the relevant payment date, you have given notice for any reason pursuant to clause 16.1.1 or 16.1.2 or your employment is terminated by the Company pursuant to clause 16.1.3. Where your employment has been terminated by the Company not pursuant to clause 16.1.3, you shall receive the guaranteed bonus in the next relevant payroll following the relevant guaranteed bonus payment date. If, on such payment date, you are reasonably suspected of misconduct or otherwise of any of the grounds of summary termination described in clause 16.1.3, the Company may withhold payment of such bonus pending the resolution of any disciplinary investigation and/or proceedings and if the outcome of such investigation/proceedings is that the Company gives you summary notice of the termination of your employment in accordance with clause 16.1.3 no bonus will be payable. For the avoidance of doubt withholding such payment pending the outcome of disciplinary investigation and/or proceedings shall not be deemed to be disciplinary action.

6.4	For financial years subsequent to that ending on 30 January 2010, and subject as hereinafter provided, you may be considered for a non-pensionable annual bonus at the sole and absolute discretion of the Company in accordance with the terms and conditions from time to time of such Claire’s bonus plan (if any) as may from time to time be in force and notified to you in writing as applicable to you. You shall be notified of the performance criteria and/or targets applicable for the relevant financial year within a reasonable period of the start of such financial year. Any such discretionary bonus shall be paid less any lawful deductions or withholdings including, without limitation, deductions or withholdings on account of United Kingdom income tax or National Insurance contributions (or equivalent income tax or social security contributions under the laws of any relevant jurisdiction). The maximum amount of such annual bonus that may, subject to the terms and conditions from time to time of the applicable Claire’s bonus plan (if any), be payable to you hereunder shall not exceed 122.5% of your Base Salary (less applicable withholdings) but without taking account or reducing by any valid salary sacrifice.

6.5	Any discretionary bonus payable under clause 6.4 shall hereafter be referred to as “Bonus”.

6.6	Receipt of Bonus shall be conditional on you being In Employment on the relevant payment date for the purposes of Bonus in respect of the relevant financial year.

6.7	For the purposes hereof, “In Employment” shall mean that you are employed by the Company in the role of President, Claire’s Europe on the relevant payment date for the purposes of Bonus in respect of the relevant financial year and as at that date you (i) have not given the Company notice of termination of your employment (for any reason); (ii) have not been given notice of the termination of your employment by the Company (including but not limited to by reason of gross misconduct or otherwise pursuant to clause 16.1.3) for any reason other than by reason of genuine redundancy; and (iii) are not long term absent from work (including but not limited to by reason of a sabbatical or other agreed long term absence).

6.8	If as of the relevant payroll payment date for the purpose of Bonus in respect of the relevant financial year, you are reasonably suspected of misconduct or otherwise of any of the grounds of summary termination described in clause 16.1.3, the Company may withhold payment of the Bonus pending the resolution of any disciplinary investigation and/or disciplinary proceedings and, if the outcome of such investigation/proceedings is that the Company gives you summary notice of the termination of your employment in accordance with clause 16.1.3 no Bonus will be payable. For the avoidance of doubt withholding such payment pending the outcome of disciplinary investigation and/or proceedings shall not be deemed to be disciplinary action.

6.9	Receipt of Bonus in any one year will not entitle you to Bonus in any subsequent year.

6.10	At any time during your employment, or upon its termination, the Company shall be entitled to (and you agree that it may) deduct from Base Salary or any other payment due to you in respect of your employment (including but not limited to your final salary payment and Bonus) any monies due from you to the Company or an Affiliate. For the avoidance of doubt this includes the deduction of any overpayment of remuneration or other payments, whether made by mistake or through misrepresentation or for any other reason.

7	Holidays

7.1	The holiday year runs from 1 January to 31 December (inclusive).

7.2	You are entitled to 28 days’ paid holiday in each complete holiday year of employment by the company (“Holiday Entitlement”), accruing on a daily basis. This will be pro-rated according to your period of employment by the Company in such year, in the year of joining and leaving the Company and the resulting entitlement will be rounded up to the nearest whole day.

7.3	You are required to exercise professional judgment with regard to the timing of your holidays.

7.4	You cannot carry forward Holiday Entitlement from one holiday year to the next.

7.5	Additionally, you are entitled to the normal English bank and public holidays, with pay.

7.6	On termination of employment you will be paid in respect of any Holiday Entitlement which has then accrued in respect of your final holiday year of employment but which has not been taken at the date of the termination of your employment. The Company may require you to take any unused Holiday Entitlement during your notice period. If you have taken holiday in excess of your Holiday Entitlement at your termination date, the Company may deduct from your final salary payment and/or any other amounts it owes to you an amount that is equal to one two hundred and sixtieth of your net Base Salary payable under clause 6.1 multiplied by the number of excess days of holiday taken.

8	Other Benefits

8.1	Expenses

The Company will reimburse you for all reasonable expenses (including any value added tax or equivalent chargeable thereon) incurred by you in the performance of your duties under this Contract of Employment, provided that the expenses are incurred with the approval of the Company and you produce such evidence of expenditure as the Company may reasonably require.

8.2	Company Car or Company Car Allowance
8.2.1	Subject as hereinafter provided and provided that you hold and maintain a current and valid UK driving licence, you shall have the choice of either:

a) a lease hire car in the Company’s name (“Car”) of a make and model specified by the Company to reflect your status and seniority and the Company shall bear the cost of the road tax, insurance and maintenance of the Car; or

b) a car allowance in the sum of £15,000 per annum payable with and in the same manner as Base Salary but shall not be treated as Base Salary and shall not be pensionable and you shall be responsible for the purchase or lease hire of a car of a suitable make and model given your status in the Company and shall be responsible for road tax, insurance and maintenance costs.

8.2.2	Regardless of your choice of either option a) or b) above (which choice shall be made only once by you and is then irrevocable), the Company shall reimburse you for the cost of petrol for business mileage, subject to its normal reimbursement procedures.
8.3	Pension Scheme
8.3.1	There is no pension scheme applicable to you and the Company shall not make any contribution towards any personal pension scheme that you may maintain.
8.4	Permanent Health Insurance
8.4.1	Without prejudice to the Company’s right to terminate your employment at any time in accordance with clause 16.1.3 or otherwise for cause,, you shall be eligible to participate in any permanent health insurance scheme obtained by the Company, subject to:
(i)	the terms of the scheme, as amended from time to time;

(ii)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(iii)	your satisfying the normal underwriting requirements of the relevant insurance provider of the scheme and the premium being at a rate which the Company considers reasonable.
8.4.2	Full details of the scheme (if any) will be available from the Company.

8.4.3	The Company shall only be obliged to make payments to you under any scheme if it has received payment from the insurance provider for that purpose.

8.4.4	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of your cover) at any time on reasonable notice to you.

8.4.5	If the insurance provider refuses for any reason to provide permanent health insurance benefit to you, the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

8.4.6	If you are receiving benefits under the Company’s permanent health insurance scheme and without prejudice to its other rights in such circumstances:
(i)	you shall, on request, resign as a director of the Company and any Affiliate if so requested by the Company; and

(ii)	to the extent applicable the Company shall be entitled to appoint a successor to you to perform all or any of the duties required of you under the terms of this Contract of Employment and your duties shall be amended accordingly.
8.4.7	If the Company does not, for any reason, operate such a scheme, you shall be entitled to reimbursement of the premiums paid by you in obtaining personal permanent health insurance which pays you up to 66% of Base Salary after a waiting period of 6 months provided such level of premiums is first agreed by the Company but where such agreement shall not be unreasonably withheld or delayed.

8.4.8	Where you are receiving a reimbursement pursuant to 8.4.7 above and the Company at any time obtains permanent health insurance, you shall no longer have any entitlement to reimbursement pursuant to 8.4.7 and shall be required to participate in such Company scheme subject to its terms.
8.5	Private Medical Insurance
8.5.1	You and your life partner and dependent children shall be eligible to participate in the Company’s private medical insurance scheme, subject to:
(i)	the terms of the scheme, as amended from time to time;

(ii)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(iii)	your each satisfying the normal underwriting requirements of the relevant insurance provider of the private medical insurance scheme and the premium being at a rate which the Company considers reasonable.
8.5.2	Full details of the Company’s private medical insurance scheme are available from the Company.

8.5.3	If the insurance provider refuses for any reason to provide private medical insurance benefit to you or your life partner or your dependent children or any one of them (as applicable) the Company shall not be liable to provide you or your life partner or your dependent children or any one of them (as applicable) with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

8.5.4	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any scheme (including the level of cover provided) at any time, without compensation, on reasonable notice to you.

8.6	Relocation Assistance
8.6.1	Where taking up employment pursuant to this Contract of Employment will result in the necessity for you to relocate to the UK from any other country, you shall be entitled to relocation assistance in accordance with the Company’s current relocation policy along with such other customary and reasonable relocation expenses as may be agreed between you and the Company.
9	Life Assurance Cover

9.1	You shall be eligible to participate in the Company’s life assurance scheme (which scheme shall provide for a payment equal to 4 times Base Salary) subject to:
(i)	the terms of the scheme, as amended from time to time;

(ii)	the rules or assurance policy of the relevant assurance provider, as amended from time to time; and

(iii)	your satisfying the normal underwriting requirements of the relevant assurance provider of the Company’s life assurance scheme and the premium being at a rate which the Company considers reasonable.
9.1.2	Full details of the Company’s life assurance scheme are available from the Company.

9.1.3	If the assurance provider refuses for any reason to provide life assurance scheme benefit in respect of you the Company shall not be liable to provide you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

9.1.4	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any scheme (including the level of cover provided) at any time, without compensation, on reasonable notice to you.
10	Equity Awards

10.1	Subject to any and all prior approvals required by the board of directors or any duly appointed committee thereof and subject always to the terms of the Claire’s Inc. Amended and Restated Stock Incentive Plan and subject to you commencing your employment on the Commencement Date and further subject to you executing an Option Agreement in a form acceptable to the Company, you will receive, on or around the Commencement Date:
10.1.1	the grant of 160,000 options which shall vest over time in accordance with the relevant vesting schedule appropriate to your status and role;

10.1.2	the grant of 160,000 options which shall vest in accordance with performance criteria, which criteria shall be determined by the Company and set out in the relevant vesting schedule appropriate to your status and role;

10.1.3	the grant of 80,000 “stretch” options which shall vest in accordance with your exceeding further performance criteria determined by the Company and set out in the relevant vesting schedule appropriate to your status and role;

10.1.4	the opportunity to purchase up to 30,000 shares of common stock of Claire’s Inc at a purchase price of US$10 per share with matching “BOGO” shares in Claire’s Inc, for each share purchased by you, to vest in 2 equal instalments over the immediately following 2 years.

11	Sickness and Injury

11.1	If you are absent from work due to sickness or injury, you must inform the Company no later than 8.00am on the first day of absence.

11.2	If you are away from work for seven calendar days or less, you must complete a self-certification form. For absences of more than seven calendar days you must provide a medical certificate from your doctor. Further medical certificates will be required for the remainder of the period of your absence.

11.3	The Company reserves the right, at any time, to require you to undergo a medical examination at the Company’s expense. You agree that the medical adviser may disclose and discuss the results of the examination with the Company and, subject to your statutory rights, you further agree that you will provide, at the Company’s request, a copy of any report produced by your doctor on any medical condition, illness or injury relevant to your continued employment.

11.4	Without prejudice to its right to terminate your employment at any time, the Company will continue to pay Base Salary (inclusive of any Statutory Sick Pay) and will provide all contractual benefits for 3 months (in aggregate) of absence due to sickness or injury in any rolling 12 months. Thereafter, any further payments or benefits will be provided solely at the Company’s discretion up to a maximum possible period of 6 months (in aggregate) in any rolling 12 month period. Receipt of such benefits on any one occasion will not entitle you to such benefits on any subsequent occasion.

11.5	Any payments to which you are entitled under any social security or national insurance legislation or equivalent legislation in the relevant jurisdiction, whether or not claimed, may be deducted from any payments to you under clause 11.4, as well as all compensation received by you from a third party in relation to an absence from work due to sickness or injury.

12	Restrictions on other Activities

12.1	During your employment you shall not (except with the prior written consent of the Chief Executive Officer for the time being of Claire’s Stores Inc. and/or such other person as may be notified to you in writing from time to time) accept any appointment to any office in relation to any body, whether corporate or not, or be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking whatsoever, save for the business(es) of the Company and/or any Affiliate, on behalf of such company, provided that this shall not prohibit the holding (directly or through nominees) for bona fide investment purposes only of investments listed on the London Stock Exchange or in respect of which dealing takes place in the Alternative Investment Market on the London Stock Exchange or any recognised stock exchange provided that not more than 3 per cent. of the issued shares or other securities of any class of any one company shall be so held (“a Permitted Investment”). At all times you are required to comply with relevant Company policies and mandatory laws and/or regulations concerning the holding of and dealing with securities.

12.2	If, with the prior written consent of the Chief Executive Officer for the time being of Claire’s Stores Inc. and/or such other person as may be notified to you in writing from time to time, you accept any other appointment you must keep them accurately informed of the amount of time you spend working under that appointment. Consent to such appointment may be withdrawn on 1 month’s notice if the Chief Executive Officer for the time being of Claire’s Stores Inc. and/or such other person as may be notified to you in writing from time to time (at their sole and absolute discretion) considers such appointment(s) has or may affect your performance of duties under this Contract of Employment.

12.3	The Company’s normal retirement age is currently 65 years of age.

13	Confidential Information

13.1	You agree that you will not use, divulge or disclose to any person, firm, company or organisation whatsoever or whomsoever (except as required by law or to carry out your employment duties) any trade secrets or other Confidential Information as hereinafter defined.

13.2	This restriction will continue to apply after your employment ends without limit in time but will not apply to information which becomes public, unless through unauthorised disclosure by you or on your behalf.

13.3	For the purpose of this contract,
13.3.1	“Confidential Information” shall mean any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company and/or an Affiliate and/or to customers and/or vendors and/or suppliers of any of them and/or to the business(es) of any of the foregoing that is confidential, proprietary or trade secret (A) by its nature, or (B) based on how it is treated or designated by the Company and/or Affiliate, or (C) because the disclosure of the same would have a material adverse effect on the businesses or planned businesses of the Company and/or an Affiliate and/or (D) as a matter of law.

13.3.2	Confidential Information for the purposes of this Agreement shall include, without limitation, all of the following information (including without limitation, compilations or collections of information) relating to any of the Company and/or an Affiliate and/or to the customers, vendors and/or suppliers of any of them and/or to the business(es) of any of the foregoing:(1) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2) scientific and technical information, such as research and development, inventions, secret processes, designs, formulae and product lines, tests and test results, formulae and formulations, studies and analysis, (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer-related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications, details of target customers and plans relating to them; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9) business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.
14	Protected Disclosures

Nothing in clause 13 is intended to exclude, restrict or limit in any way any right you may have to make a protected disclosure under the Employment Rights Act 1996. The Company has a procedure which you should use in the event of wishing to make a protected disclosure.

15	Intellectual Property

15.1	The parties foresee that you may make inventions or create other intellectual property in the course of your duties and you agree that in this respect you have a special responsibility to further the interests of the Company and all Affiliates.

15.2	Any discovery, development, invention, or improvement, design, process, formula, method, data base, information, computer program, copyright work, semi conductor or other topography, trade mark or trade name or get-up made, created, devised, developed or discovered by you (whether by yourself or with others) during the continuance of your employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of your employment) connected with or in anyway affecting or relating to the business of the Company or any Affiliate or capable of being used or adapted for use therein or in connection therewith (“Works”) shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 of the Patents Act 1977) belong to and be the absolute property of the Company or such Affiliate as the Company may direct.

15.3	If and whenever required so to do by the Company, you shall at the expense of the Company or such Affiliate as the Company may direct:
15.3.1	apply or join with the Company or such Affiliate in applying for letters patent, registered design, design right, trade mark or other protection or registration in the United Kingdom and/or in any other part of the world for any Works as the Company shall direct; and

15.3.2	execute all instruments and do all things necessary for vesting such Works and/or patents, registered designs, design rights, trade marks or other protection or registration, when obtained, and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Affiliate or in such other person as the Company may specify; and

15.3.3	sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any publication or application for revocation of such patents, registered designs, design rights, trade marks or other protection.
15.4	You hereby irrevocably and unconditionally waive all rights under Chapter IV of the Copyright, Designs and Patents Act 1988 and any other moral rights which you may have in the Works or in connection with the authorship of any existing or future copyright Work, in whatever part of the world such rights may be enforceable, including, without limitation:
15.4.1	the right conferred by section 77 of that Act to be identified as the author of any Work; and

15.4.2	the right conferred by section 80 of that Act not to have any Work subjected to derogatory treatment.
15.5	Nothing in this clause 15 shall be construed as restricting your rights or those of the Company under sections 39 to 43 of the Patents Act 1977.

16	Termination of Employment

16.1	Your employment shall be subject to termination:
16.1.1	during the Initial Term by either party giving to the other 12 months’ written notice; or

16.1.2	provided this Contract of Employment is not terminated pursuant to clause 16.1.1 then, following the Initial Term by either party giving to the other 12 months’ written notice; or

16.1.3	by the Company giving to you summary notice in writing and terminating your employment hereunder with immediate effect and without any payment, if you:
(i)	commit any serious breach or non-observance of any of your obligations under this contract or refuse or neglect, following a warning in writing, to comply with any reasonable and lawful direction of the Company; or

(ii)	act in a manner tending to bring yourself or the Company or an Affiliate into disrepute; or

(iii)	become bankrupt or make any arrangement with or for the benefit of your creditors or had a County Court administration order against you under the County Court Act 1984; or

(iv)	are grossly negligent; or

(v)	are disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

(vi)	are guilty of any material breach or non-observance of any code of conduct, rule or regulation of the Company or fail or cease to be registered (where such registration is, in the opinion of the Company, required for the performance of your duties) by any regulatory body in the United Kingdom or elsewhere; or

(vii)	are convicted of a criminal offence (other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed); or

(viii)	become of unsound mind or a patient within the meaning of any statute relating to mental health; or

(ix)	cease to be eligible to work in the United Kingdom under Section 8 of the Asylum and Immigration Act 1996; or

(x)	are determined by the Company to be guilty of gross misconduct.
Any delay by the Company in exercising such right of summary termination shall not constitute a waiver thereof.
16.2	Once written notice, pursuant to clause 16.1.1 or 16.1.2 has been given by either party, then Company may at its sole and absolute discretion terminate your employment with immediate effect by paying Base Salary and the value of or continuation of benefits, at the Company’s choice (where benefits herein means private medical insurance, car allowance and permanent health insurance where you are covered by a private plan and not a Company plan and subject always to the terms of participation in such plan or plans but excluding any Bonus) in lieu of all or the balance of any unexpired period of notice (less any deductions the Company is required by law to make). The Company may exercise this right regardless of by whom such written notice has been given. For the avoidance of doubt, the right of the Company to make a payment of Base Salary and benefits (excluding Bonus) in lieu of all or part of a notice period, does not give rise to any right to receive such a payment or the right to receive any other payment or benefit hereunder.

16.3	The Company reserves the right to suspend you from employment on Base Salary and benefits for a reasonable period while investigating any misconduct or poor performance. Such suspension shall be to facilitate the Company’s investigations and shall not be deemed to be disciplinary action.

17	Garden Leave

17.1	At any time during the whole or any part of a notice period and whether given by you or the Company, the Company may require you to serve a period of garden leave (“Garden Leave Period”). During any such period you shall remain an employee of the Company and bound by the terms of this Contract (save in respect of the obligation to work, unless otherwise determined by the Company), and the Company may require you to comply with all or any of the following:
17.1.1	not to enter or attend the premises of the Company or an Affiliate;

17.1.2	not to contact or have any communication with clients, directors, employees, customers, agents or representatives of the Company;

17.1.3	not to carry out your duties under this Contract of Employment, or be employed or engaged in the conduct of any activity for the Company, an affiliate or any third party of a business nature;

17.1.4	(except during any periods taken as holiday in the usual way) you shall ensure that the Company knows how you can be contacted during each working day;

17.2	During Garden Leave Period the Company shall be under no obligation to provide any work to, or vest any powers in you and you shall have no right to perform any services for the Company or any Affiliate.

17.3	Save as otherwise stated in this Contract of Employment, you will be entitled to receive your Base Salary and all contractual benefits (but excluding Bonus) during Garden Leave Period. All duties of your employment (express and implied) will continue (save for the obligation to work, unless otherwise required by the Company), including your obligations of confidentiality, and your fiduciary duties and duties of fidelity, good faith and exclusive service.

18	Restrictions after Termination of Employment

18.1	In this clause 18:

“Competing Business” means any business that owns or operates a speciality retail chain that derives 15% or more of its revenue for the trailing 12 months from the sale of costume jewellery and fashion accessories targeted at girls and women; and

“Relevant Date” means the date on which your employment with the Company terminates or, if earlier, the date on which you commence a Garden Leave Period; and

“Restricted Period” means the period of one year commencing on the Relevant Date.

“Restricted Area” means (i) the UK; and (ii) any other country in the world where on the Relevant Date, you were materially engaged on behalf the Company and/or an Affiliate pursuant to your obligations hereunder.

18.2	You are likely to obtain knowledge of trade secrets of the Company and/or an Affiliate and of Confidential Information, and personal knowledge of and influence over customers vendors suppliers and employees of the Company and/or all and/or any Affiliates during the course of your employment with the Company. To protect these interests, you agree that you will be bound by each of the following covenants:
18.2.1	during the Restricted Period and within the Restricted Area you will not be employed or engaged in or provide advice or services where such employment, engagement, advice and or services would require you to perform activities the same or substantial similar to the activities you carried out to a material extent for the Company or any Affiliate during the 12 months prior to the Relevant Date to, whether directly or indirectly, or be a director of any company engaged in, or otherwise be concerned or interested in, any business which is or which once operational will be or intends to be a Competing Business at the Relevant Date, save that you may hold a Permitted Investment in such a business provided however, that in the case of investments otherwise permitted hereunder, you shall not be permitted, directly or indirectly, to participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by you in connection with such investment), or lend your name in connection with any such investment;

18.2.2	during the Restricted Period for a Competing Business and within the Restricted Area you will not (either on your own behalf or for or with any other person whomsoever and whatsoever), whether directly or indirectly, canvass or solicit in competition with the Company or any Affiliate the custom or business of any person who at any time during the 12 months prior to the Relevant Date was a customer, vendor or supplier of, or in the habit of dealing with, the Company or (as the case may be) any Affiliate and in respect of whom or which you had access to Confidential Information or with whose custom or business you or employees reporting directly to you were concerned to a material extent at any time during such 12 month period;

18.2.3	during the Restricted Period for a Competing Business and within the Restricted Area you will not (either on your own behalf or for or with any other person whomsoever or whatsoever, whether directly or indirectly) deal with or otherwise accept in competition with the Company or any Affiliate the custom or business of any person who at any time during the 12 months prior to the Relevant Date was a customer, vendor or supplier of, or in the habit of dealing with the Company or (as the case may be) any of its Affiliates and in respect of whom or which you had access to Confidential Information or with whose custom or business you or employees reporting directly to you were materially concerned at any time during such 12 month period;

18.2.4	during the Restricted Period for a Competing Business and within the Restricted Area you will not (either on your own behalf or for or with any other person whomsoever or whatsoever, whether directly or indirectly) canvass or solicit in competition with the Company or any Affiliate the custom or business of any person who was negotiating with the Company or any Affiliate for the supply of goods or services (whether as a potential customer, vendor, supplier, agent, distributor or licensee or other business contact of the Company or (as the case may be) any of its Affiliates) during the 12 months prior to the Relevant Date or who or which was a potential customer, vendor, supplier, agent, distributor licensee or other business contact of the Company or (as the case may be) any of its Affiliates and to whom or which you had made a presentation or a pitch for business on behalf of the Company or (as the case may be) any of its Affiliates and in either case in respect of whom or which you had access to Confidential Information or with whose custom or business you or employees reporting directly to you were materially concerned at any time during such 12 month period;

18.2.5	during the Restricted Period for a Competing Business and within the Restricted Area you will not (either on your own behalf or for or with any other person whomsoever or whatsoever, whether directly or indirectly) deal with or otherwise accept in competition with the Company or any Affiliate the custom of any person or entity who was negotiating with the Company or any Affiliate for the supply of goods or services (and whether as a potential customer, vendor, supplier, agent, distributor, licensee or other business contact of the Company or (as the case may be) any of its Affiliates) during the 12 months prior to the Relevant Date or who or which was a potential customer, vendor, supplier, agent, distributor, licensee or other business contact of the Company or (as the case may be) any of its Affiliates and to whom or which you had made a presentation or a pitch for business on behalf of the Company or any Affiliate and in either case, in respect of whom or which you had access to Confidential Information or with whose potential custom or business you or employees reporting directly to you were materially concerned at any time during such 12 month period; and

18.2.6	during the Restricted Period for a Competing Business and within the Restricted Area you will not (either on your own behalf or for or with any other person whomsoever or whatsoever, whether directly or indirectly) entice or try to entice away from the Company or any Affiliate any person who was an employee, director, officer, agent, consultant or associate of the Company or any Affiliate at the Relevant Date and who had been an employee, director, officer, agent, consultant or associate at any time during the 12 months prior to the Relevant Date and with whom you had worked closely at any time during that period or who possesses Confidential Information.

18.3	For the purposes of the restrictions contained in this clause 18, acts done outside the Restricted Area for the purposes of a business carried on or otherwise conducted or once operational intended to be carried on or otherwise conducted within the Restricted Area are regarded as having been done within the Restricted Area.

18.4	The restrictions in this clause 18 (on which you acknowledge you have had the opportunity to take independent legal advice) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

18.5	Following the Relevant Date, you will not represent yourself as being in any way connected with the businesses of the Company or of any Affiliate.

18.6	Any benefit given or deemed to be given by you to the Company or to any Affiliate under the terms of clause 18 is received and held on trust by the Company for the relevant entity. You will enter into appropriate restrictive covenants directly with any Affiliate of the Company if asked to do so by the Company.

18.7	If you receive an offer of employment or engagement during your employment with the Company, or prior to the expiry of the last of the covenants in this clause 18, you shall give the person (whether individual or corporate) making the offer, a copy of this clause 18 and of clauses 13 and 15 and inform the Company of the offer (including full details thereof) and of the identity the offeror as soon as possible after accepting the offer. If you fail to do so, the Company reserves the right to treat the matter as gross misconduct and shall itself provide details to the offeror.

19	Miscellaneous

19.1	On termination of your employment howsoever arising you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing or equity scheme operated by the Company or any Affiliate in which you may participate which rights and benefits shall remain at all times governed by the rules of the relevant plan[s] and any Option Agreement and vesting schedule.

19.2	For all purposes in this Contract of Employment, “Affiliate” shall mean any entity controlling the Company, controlled by the Company or any entity under common control with the Company.

19.3	You shall at all times observe and comply with any policy and/or protocol of the Company governing communication with any press and you shall always consult with the CEO and/or General Counsel of Claire’s Stores Inc, prior to making, communicating or publishing any statement, announcement or other communication to any print, broadcast and/or online media entity whatsoever or whomsoever.

20	Obligations on Termination and otherwise

20.1	When your employment ends howsoever, or at any other time during your employment if you are requested to do so, you must:

20.1.1	on demand return to the Company (i) all property belonging or relating to the Company or any Affiliate or to the business(es) of any of them in good condition including but not limited to your security pass, mobile telephone, blackberry, laptop and any other mobile communication device and (ii) all Confidential Information and copies thereof (in whatsoever format or medium), documents and copies of documents and all other material held in whatever medium prepared or received or accessed by you during your employment including but not limited all documents, copies and other material that relate to the Company or to any Affiliate or to any of their respective businesses or affairs, or to any actual or potential customers, vendors, suppliers or licensors of the Company or any Affiliate. For the avoidance of all doubt no employee is permitted to wipe clean a Company-provided laptop prior to its return to the Company;

20.1.2	immediately resign, without any claim for compensation, from any directorships or other offices in the Company or any Affiliate and from any position which you hold as a trustee by reason of your employment hereunder;

20.1.3	transfer (without payment) to the Company or as it may direct all shares or other securities held by you in the Company or any Affiliate as a nominee or trustee for the Company or Affiliate, and deliver to the Company the related certificates;

20.1.4	if so required by the Company’s IT department, irretrievably delete any information relating to the business of the Company or an Affiliate stored in any media including but not limited to any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Company’s premises; and

20.1.5	provide a signed statement that you have complied fully with your obligations under this clause 20.
21	Change of Control

21.1	If the Company is at any time subject to a Change of Control, as defined below, and you are offered employment by the successor or proposed successor to the Company on terms not materially less favourable overall to those under this Contract of Employment and whether as to duties, responsibilities, remuneration or otherwise and you do not accept the offer within one month of it being made, you shall have no claim against the Company or successor to the Company in respect of termination of this Contract of Employment or otherwise in relation to your employment with the Company.

For the purpose of this clause 21, “Change of Control” means:

(1) any event that occurs the result of which is that any “Person,” other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of Claire’s Inc.or any successor company, including, without limitation, through a merger or consolidation or purchase of Voting Stock of Claire’s Inc.; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of Claire’s Inc.to a Person that has an ownership structure identical to that of Claire’s Inc.prior to such transfer, such that Claire’s Inc. becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

(2) after an initial public offering of Capital Stock of Claire’s Inc., during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of Claire’s Inc. was approved by a vote of a majority of the directors of Claire’s Inc. then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of Claire’s Inc. and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(4) the adoption of a plan relating to the liquidation or dissolution of Claire’s Inc.

For purposes of this definition, the following terms shall have the meanings set forth below:

An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Apollo” means Apollo Management V, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

“Board” means the Board of Directors of Claire’s Inc. or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Permitted Holder” means Apollo.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Related Party” means:

(1) any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a)the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

21.2	Save for in the circumstances set out at clause 21.1 above, if your employment is terminated by a successor Company or the Company within 18 months of a Change of Control for any reason other than pursuant to clause 16.1.3, or, within the same 18 month period you terminate by giving notice pursuant to clause 16.1.1 or 16.1.2 for Good Reason, where “Good Reason” is defined below in clause 21.4, then, at your election, you shall be entitled to an additional severance payment equal to 12 months’ Base Salary and the value of or continuation of benefits, at the Company’s choice (where benefits herein means private medical insurance, car allowance and permanent health insurance where you are covered by a private plan and not a Company plan and subject always to the terms of participation in such plan or plans but excluding any Bonus), less any amount paid to you in lieu of notice pursuant to clause 16.2, where such payment shall be made in equal monthly instalments over the following 12 month period but reduced by any amount you receive from fresh employment during such period.

21.3	Any and all payments set out at clause 21.3 above shall be conditional upon you executing a Release, Waiver and Statutory Compromise Agreement in terms reasonably satisfactory to the Company.

21.4	For the purposes of clause 21.2 above, “Good Reason” means that you have given written notice to the Company because without your prior agreement:

(i)	the Company has effected a reduction in Base Salary and all other Executives similar to you have not been subjected to a similar reduction; or

(ii)	the Company requires you to relocate your base working location outside the UK; or

(iii)	the Company seriously fails to comply with any of the material obligations imposed upon it pursuant to this Contract of Employment.
22	Disciplinary Policy and Grievance Policy

You are subject to the Company’s Disciplinary and Grievance Policies as may be amended from time to time. These Policies do not form part of your Contract of Employment. The Company’s disciplinary and other Rules (as amended from time to time) are however contractual and you must comply with them. Copies of such Policies and of such Rules will be supplied to you on commencement of your employment hereunder.

23	Data Protection Act 1998

23.1	For the purposes of the Data Protection Act 1998 (the “Act”) you give your consent to the holding, processing, disclosure and transfer outside the EEA of your personal data (including sensitive personal data within the meaning of the Act) for all purposes relating to the performance of this Contract of Employment including, but not limited to:
23.1.1	administering and maintaining personnel records;

23.1.2	paying and reviewing salary and other remuneration and benefits;

23.1.3	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

23.1.4	undertaking performance appraisals and reviews;

23.1.5	maintaining sickness and other absence records;

23.1.6	taking decisions as to your fitness for work;

23.1.7	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, Her Majesty’s Revenue & Customs and the Contributions Agency;

23.1.8	equal opportunities monitoring;

23.1.9	providing information to future clients of the Company or any Affiliate;

23.1.10	transferring information concerning you to a country or territory outside the European Economic Area.

23.1.11	monitoring registrations you have with any regulatory bodies to ensure compliance, training, examination and other requirements are met; and

23.1.12	administration of disciplinary and grievance procedures.
24	Conditions Precedent to this Contract of Employment

24.1	This Contract of Employment is conditional upon satisfaction of each of the following:

24.2	Your being legally entitled to work for the Company in England and your continued such entitlement. Should the Company discover that you do not have permission to live and work in the UK or if any such permission is revoked, the Company reserves the right to terminate your employment immediately and without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

24.3	Your commencement of active employment hereunder by no later than 19 January 2009.

Save in respect of the condition under clause 24.2 hereof, in the event that any of the foregoing conditions shall not be satisfied, then this Contract of Employment shall thereupon immediately fall away and be of no effect, without any liability on behalf of the Company and/or of any Affiliate.

25	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Contract of Employment has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Contract of Employment. This does not affect any right or remedy of a third party which exists and is available under any separate rules or provisions.

26	Collective Agreements

There are no collective agreements applicable to your employment.

27	Statutory Particulars

This Contract of Employment together with the Company’s non contractual Disciplinary and Grievance Policies (as amended from time to time) and the Company’s contractual disciplinary and other Rules (also as amended from time to time) contain the written particulars of employment which you are entitled to receive under the Employment Rights Act 1996.

28	Whole Agreement

Save in relation to numbered paragraph 6 of the offer of employment made to you by letter dated 28 September 2008 (the “employment offer”) which shall, subject strictly to its terms and conditions (and subject also to the conditions precedent and provisions of clause 24 hereof) remain in effect, this Contract of Employment supersedes the offer letter and any and all previous arrangements or understandings or offers whether oral or in writing, between the Company and you, and all representations (of whatsoever nature) on behalf of the Company and/or an Affiliate in relation to your employment by the Company. Save as aforesaid this Contract of Employment contains the whole agreement between the Company and you relating to your employment as at date hereof (except for those terms implied by law which cannot be excluded by the agreement of the parties). Variation to this Contract of Employment shall not be valid unless in writing and signed by both parties.

29	Governing Law

This Contract of Employment will be governed by and construed in accordance with the law of England and Wales. The Company and you hereby submit to the exclusive jurisdiction of the English Courts in relation to any dispute arising in connection with this Contract of Employment.

Signed by Kenneth Wilson
/s/ Kenneth Wilson
Signed for and on behalf of Claire’s Accessories UK Limited
/s/ Eugene S. Kahn